Exhibit 99.1
MERCANTILE BANCORP ANNOUNCES SECOND QUARTER 2008 RESULTS
•	Loans, Trust and Brokerage Businesses Grow

•	Gain on Sale of Equity Investment Contributes to Net Income

•	Loan Sales, Fees Rise on Increased Refinancing Activity
Quincy, IL, July 23, 2008 — Mercantile Bancorp, Inc. (AMEX: MBR) today reported unaudited net income of $1.3 million or $0.15 per share for the quarter ended June 30, 2008 compared with net income of $2.4 million or $0.27 per share (adjusted for a 3-for-2 split in December 2007) in second quarter 2007.
The Company had $1.7 billion in assets compared with $1.4 billion a year ago, half of the increase reflecting the contribution from HNB Financial Services, Inc., acquired late last year, and the remainder being organic growth. Total loans at June 30, 2008 were $1.2 billion, up 19 percent from $1 billion a year ago and deposits rose 25 percent to $1.4 billion versus $1.1 billion a year ago.
Net interest income in second quarter was $10.9 million compared with $10.4 million in second quarter 2007. The Company noted in the past few months, net interest margins have started to stabilize after several quarters of margin compression. Stable and low interest rates have enabled subsidiary banks to re-price variable rate certificates of deposit, reducing interest expense and offsetting the decrease in loan yields due to the lower rate environment.
Noninterest income, partially reflecting strong loan servicing activity, loan sales and growth in the Company’s trust services and brokerage business, rose 43 percent to $4.0 million in second quarter 2008 compared with $2.8 million in second quarter 2007. Also in second quarter 2008, the Company recorded a $943,000 pre-tax gain from the sale of its equity investment in First Charter Corporation. As previously announced, management elected to sell these shares in the open market rather than take shares of Fifth Third Bancorp, which acquired First Charter. The investment in First Charter was part of Mercantile’s strategy to invest in startup financial institutions.
“We had encouraging results in a number of areas, including residential and commercial loan growth, with continued strong performance from our trust and brokerage businesses,” said Ted T. Awerkamp, President and CEO. “Our Carmel, Indiana loan production office, opened in first quarter 2008, is off to a fast start and is already building a meaningful pipeline. In the second quarter we had a great deal of mortgage refinancing activity, which generated service fees and also gains from the sale of these loans to the secondary market. We have had no difficulty finding secondary market buyers for our initiated loans.
“Our subsidiary banks all carry the highest rating of capitalization structures as defined for the industry. In general, the markets we serve, with the exception of southwest Florida, have shown relative stability compared with many sectors of the country. It’s a very tough economic environment, and it has affected our business in some loan sectors, but we are pleased to have so many bright spots in our operations.”
The Company’s first half 2008 net loss, primarily reflecting a loan loss provision taken in first quarter, was $414,000 or ($0.05) per share compared with net income of $4.2 million or $0.48 cents per share for the same period last year. For the six months of 2008, net interest income increased to $21.1 million compared with $20.8 million in first half 2007, while provision for loan losses increased to $6.6 million in the first half of 2008 compared with $1.2 million a year ago. Six months 2008 noninterest income was $7.7 million at June 30, 2008 versus $5.1 million for the same period in 2007. First half 2008 noninterest expense was $24.1 million compared with $18.6 million a year ago.
Managing, Monitoring Loan Quality
Mercantile recorded a loan loss provision in second quarter 2008 of $1.8 million, compared with $4.8 million in first quarter 2008 and $1.2 million a year ago. As of June 30, 2008 total nonperforming loans (nonaccrual loans plus loans 90 or more days in arrears) were $30.5 million compared with $23.9 million last quarter. Management noted that of the total amount, approximately $22 million is concentrated in 12 commercial loan relationships.
“Although problem loans of any kind are disappointing, the relatively small number of troubled borrowers illustrates our primary loan loss issues are not systemic, but specific to a limited number of loans and relationships,” explained Awerkamp. “Across all our banks, the quality of loans and the financial health of borrowers is generally quite good. The total of nonperforming loans is a fraction of our $1.2 billion loan portfolio.
“We believe the majority of the potential losses have been identified based on current conditions. Our biggest challenge has come from specific loans made by our Royal Palm Bank subsidiary, and also a participation loan with the developer of a property in Arkansas. Although many parts of Florida are extremely troubled, we see relative strength in the growing, affluent southwest Florida markets served by Royal Palm. We have taken steps to improve loan and credit management and we are closely monitoring the underlying value of the real estate securing these loans.”
In first quarter 2008, Mercantile installed new management at Royal Palm. Awerkamp noted “many positive changes in the bank’s performance even at this early stage.” In light of the measured deterioration of credit quality at Royal Palm, he said Mercantile and Royal Palm management teams have worked closely over the past few months to aggressively review the bank’s portfolios and identify problem loans. Management believes the largest portion of Royal Palm’s problem loans have been identified and reserved for. Awerkamp added: “We have been aggressive in addressing the issues Royal Palm faces. Though that market has challenges, putting the bank on track to meet our expectations quarter to quarter is well underway.”
Second Quarter Highlights and Second Half Outlook
“Even taking into account the increase in total loans and deposits resulting from our acquisition of HNB Financial last year, we have experienced organic growth in both areas,” explained Awerkamp. “We’re encouraged by the activity we’ve seen in consumer lending, particularly in mortgage refinancing. We have been very selective in the commercial lending leads we’re pursuing, which has resulted in a smaller commercial loan portfolio. However, we are pursuing a number of high quality opportunities, primarily small business lending. We believe our strong capital position creates a competitive advantage for us with some financial institutions pulling back from lending because of capital issues.”
Awerkamp continued: “Our Midwest markets have not experienced the peaks and valleys that have characterized many markets. Agricultural-related lending has been strong and weather has been favorable for corn and soybeans. There continues to be a flow of small business lending opportunities in many of our markets.”
The lead bank’s new headquarters building in Quincy, Illinois, which also houses the holding company’s executive offices, has helped attract new commercial and consumer business, noted Awerkamp. With this new facility, the Company has been able to accelerate its work to integrate back-office operations and technology among several of its banks, he added. Noninterest expenses rose year-over year, primarily reflecting the new facility, the addition of HNB Financial personnel and facilities and some cost overlaps related to hiring new executives at Royal Palm and expenses in managing through the Royal Palm challenges.
“We have invested heavily in key, quality personnel in Florida, Indiana and our home region this year. In the long term, we believe this will prove to be a timely investment. Quality business is built and managed by quality people. Though 2008 is shaping up to be a year of endurance for our industry and company, I am quite optimistic about our future. Excellent personnel and growth will be central to coming out of the difficulties caused by current market conditions.”
Awerkamp said a focus in the second half will be continued cost management initiatives and operational expense reduction throughout the Mercantile Bancorp network. The company announced in July it had filed all necessary regulatory applications to combine one of its Missouri-chartered institutions, Perry State Bank, with Hannibal, Missouri based HNB National Bank. Subject to regulatory approval, the execution of the merger is expected in September and will be the second internal merger for the Company in 2008, the first being the merger of Farmer’s State Bank of Northern Missouri into Mercantile Bank in April. Awerkamp said the consolidation will reduce regulatory and compliance costs, expand marketing opportunities and generate operating efficiencies.
“The outlook for the remainder of 2008 remains cautious, particularly if consumer confidence further erodes,” noted Awerkamp. He said the holding company is working closely with its subsidiary banks to monitor credit quality. “Our first order of business is to maintain asset quality, but we also have the capital strength to continue pursuing new business opportunities, which we believe gives us a competitive advantage.”
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of three banks in Illinois, two banks in Missouri and one bank in each of Kansas and Florida, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. The company operates a loan production office in Indiana. In addition, the Company has minority investments in 9 community banks in Missouri, Georgia, Florida, Colorado, California and Tennessee. Further information is available on the company’s website at http://www.mercbanx.com.
Forward-Looking Statements
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
FINANCIAL TABLES FOLLOW

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31
	2008	, 2007
	(Unaudited)
	(In Thousands)
ASSETS

Cash and cash equivalents	$80,504	$76,059
Securities	209,349	216,257
Loans held for sale	6,073	3,338
Loans, net of allowance for loan losses	1,238,298	1,188,757
Premises and equipment	41,459	42,003
Interest receivable	9,753	11,343
Cash surrender value of life insurance	24,759	24,248
Goodwill	43,934	43,934
Other	38,608	33,206

Total assets	$1,692,737	$1,639,145

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits	$1,397,404	$1,319,459
Short-term borrowings	29,657	45,589
Long-term debt	139,358	143,358
Interest payable	5,281	6,040
Other	7,073	6,971

Total liabilities	1,578,773	1,521,417

Minority Interest	8,667	9,446

Total stockholders’ equity	105,297	108,282

Total liabilities and stockholders’ equity	$1,692,737	$1,639,145

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Six Months Ended
	June 30,	June 30,
	2008	2007
	(In Thousands)
	(Unaudited)
Interest Income:
Loans and fees on loans	$42,282	$39,974
Securities:
Taxable	3,951	3,834
Tax exempt	1,013	844
Other	540	1,316

Total interest income	47,786	45,968

Interest Expense:
Deposits	21,877	21,287
Short-term borrowings	583	843
Long-term debt	4,227	3,025

Total interest expense	26,687	25,155

Net Interest Income	21,099	20,813

Provision for Loan Losses	6,603	1,181

Net Interest Income After Provision for Loan Losses	14,496	19,632

Noninterest Income:
Fiduciary activities	1,380	1,145
Brokerage fees	917	762
Customer service fees	2,225	1,854
Other service charges and fees	434	355
Net gains (losses) on sale of assets	376	(1)
Net gains on loan sales	643	285
Net gains on equity and cost method investments	780	0
Other	966	739

Total noninterest income	7,721	5,139

Noninterest Expense:
Salaries and employee benefits	13,898	11,190
Net occupancy expense	1,750	1,277
Equipment expense	1,690	1,253
Professional fees	1,123	1,074
Postage and supplies	634	517
Losses on foreclosed assets	493	15
Other	4,509	3,314

Total noninterest expense	24,097	18,640

Minority Interest	(392)	334

Income (Loss) Before Income Taxes	(1,488)	5,797

Income Taxes	(1,074)	1,577

Net Income (Loss)	$(414)	$4,220

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	June 30,	June 30,
	2008	2007
	(In Thousands)
	(Unaudited)
Interest Income:
Loans and fees on loans	$20,572	$20,181
Securities:
Taxable	1,982	1,946
Tax exempt	473	413
Other	195	520

Total interest income	23,222	23,060

Interest Expense:
Deposits	10,064	10,708
Short-term borrowings	235	475
Long-term debt	2,023	1,465

Total interest expense	12,322	12,648

Net Interest Income	10,900	10,412

Provision for Loan Losses	1,834	426

Net Interest Income After Provision for Loan Losses	9,066	9,986

Noninterest Income:
Fiduciary activities	690	572
Brokerage fees	501	454
Customer service fees	1,125	983
Other service charges and fees	234	173
Net gains (losses) on sale of assets	(15)	1
Net gains on loan sales	280	177
Net gains on equity and cost method investments	780	0
Other	373	419

Total noninterest income	3,968	2,779

Noninterest Expense:
Salaries and employee benefits	6,997	5,562
Net occupancy expense	865	642
Equipment expense	916	641
Professional fees	548	579
Postage and supplies	333	254
Net gains (losses) on foreclosed assets	(11)	0
Other	2,358	1,751

Total noninterest expense	12,006	9,429

Minority Interest	(105)	159

Income Before Income Taxes	1,133	3,177

Income Taxes	(130)	801

Net Income	$1,263	$2,376

MERCANTILE BANCORP, INC.
SELECTED FINANCIAL HIGHLIGHTS

	Six Months Ended
	June 30,	June 30,
	2008	2007
	(Dollars In Thousands
	except share data)
	(Unaudited)
EARNINGS AND PER SHARE DATA (1)
Basic Earnings Per Share	$(.05)	$.48
Weighted average shares outstanding	8,707,577	8,745,878
Cash dividends paid per share	$.12	$.12
Book value per share	$12.10	$11.60
Tangible book value per share (2)	$6.56	$7.68
Ending number of common shares outstanding	8,703,455	8,710,118

AVERAGE BALANCES
Assets	$1,654,191	$1,395,319
Securities	$216,521	$192,482
Loans (3)	$1,223,233	$1,030,181
Earning assets	$1,485,346	$1,271,965
Deposits	$1,340,116	$1,273,114
Interest bearing liabilities	$1,397,046	$1,166,026
Stockholders’ equity	$107,943	$101,535

END OF PERIOD FINANCIAL DATA
Net interest income	$21,099	$20,813
Loans (3)	$1,260,834	$1,042,340
Allowance for loan losses	$16,463	$11,413

PERFORMANCE RATIOS
Return on average assets	(.05%)	.61%
Return on average equity	(.77%)	8.38%
Net interest margin	2.65%	3.27%
Interest spread	2.42%	2.91%
Efficiency ratio	84%	72%
Allowance for loan losses to loans (3)	1.31%	1.09%
Allowance as a percentage of non-performing loans	54%	102%
Average loan to deposit ratio	91%	81%
Dividend payout ratio	N/A	25%

ASSET QUALITY
Net charge-offs	$2,934	$381
Non-performing loans	$30,455	$11,180
Other non-performing assets	$4,757	$578

(1)	Reflects 3-for-2 stock-split in December 2007

(2)	Net of goodwill and core deposit intangibles

(3)	Loans include loans held for sale and nonaccrual loans

MERCANTILE BANCORP, INC.
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended
	June 30,	June 30,
	2008	2007
	(Dollars In Thousands
	except share data)
	(Unaudited)
EARNINGS AND PER SHARE DATA (1)
Basic Earnings Per Share	$.15	$.27
Weighted average shares outstanding	8,705,499	8,745,145
Cash dividends paid per share	$.06	$.06
Book value per share	$12.10	$11.55
Tangible book value per share (2)	$6.56	$7.68
Ending number of common shares outstanding	8,703,455	8,710,118

AVERAGE BALANCES
Assets	$1,664,661	$1,385,658
Securities	$214,270	$194,283
Loans (3)	$1,240,179	$1,031,215
Earning assets	$1,496,749	$1,263,813
Deposits	$1,360,667	$1,263,219
Interest bearing liabilities	$1,405,614	$1,157,062
Stockholders’ equity	$106,819	$101,631

END OF PERIOD FINANCIAL DATA
Net interest income	$10,900	$10,412
Loans (3)	$1,260,834	$1,042,340
Allowance for loan losses	$16,463	$11,413

PERFORMANCE RATIOS
Return on average assets	.30%	.69%
Return on average equity	4.74%	9.38%
Net interest margin	2.53%	3.30%
Interest spread	2.32%	2.93%
Efficiency ratio	81%	71%
Allowance for loan losses to loans (3)	1.31%	1.09%
Allowance as a percentage of non-performing loans	54%	102%
Average loan to deposit ratio	91%	82%
Dividend payout ratio	40%	22.22%

ASSET QUALITY
Net charge-offs	$2,934	$381
Non-performing loans	$30,455	$11,180
Other non-performing assets	$4,757	$578

(1)	Reflects 3-for-2 stock-split in December 2007

(2)	Net of goodwill and core deposit intangibles

(3)	Loans include loans held for sale and nonaccrual loans
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